Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Clarion Partners Real Estate Income Fund Inc. of our report dated February 26, 2020, relating to the financial statements and financial highlights, which appears in Clarion Partners Real Estate Income Fund Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

Baltimore, Maryland

April 29, 2020